Exhibit 10.5

                              EMPLOYMENT AGREEMENT

     THIS  EMPLOYMENT  AGREEMENT, made and entered into as of this           day
of          ,  2004  ("Effective  Date"),  by  and  between  Gulfport  Energy
Corporation, an Oklahoma limited liability company, with address of 14313 North May Avenue, Suite 100, Oklahoma City, Oklahoma 73134 ("Employer"), and Mike Liddell, an individual residing at 18824 Otter Creek Drive, Edmond, Oklahoma 73003 ("Employee").

                                   WITNESSETH:

     WHEREAS, Employer is engaged in providing management services to companies engaged in the exploration and development of crude oil and natural gas fields and in the gathering, processing, transportation and marketing of hydrocarbons and in secondary recovery activities and other related or unrelated ventures as from time to time become available.

     WHEREAS, Employee is and has been for some time the Chief Executive Officer of various exploration and production companies, and is highly experienced in the management and conducting of the business of the Employer. Employer is desirous of entering into an agreement with Employee, whereby said employee will continue to be employed by Employer in order to serve on an ongoing basis, upon the terms and conditions hereinafter provided; and

     WHEREAS, Employee is willing to enter into this Employment Agreement with Employer to render services to Employer, in consideration of the payments to be made to him by Employer, and certain other additional and valuable benefits and inducements to be granted to him by Employer as hereinafter set forth and in accordance with the conditions hereinafter provided.

     NOW, THEREFORE, for and in consideration of the conditions herein below to be performed on the part of the respective parties hereto, and in consideration of the mutual covenants and agreements hereinafter set forth, it is hereby jointly and severally agreed by and between Employer and Employee as follows, to-wit:

1. EMPLOYMENT. Employer hereby employs Employee to render the services and perform the duties described below for Employer and Employee hereby accepts employment with Employer, upon the terms and conditions hereinafter set forth.

2. TERM OF EMPLOYMENT. Subject to the provisions on termination of employment in Paragraph 8 herein, the term of the employment provided for herein of Employee by Employer shall be for a period of five (5) years, beginning on the Effective Date of this Agreement and ending on the date which is the last day prior to the fifth (5th) anniversary of the Effective Date. Subject to the provisions on termination of employment as provided for in Paragraph 8 below, this Agreement shall be automatically renewed for successive terms of one (1) year each, on the date which is the fifth (5th) anniversary date of the Effective Date of this Agreement, and on the anniversary date of the Effective Date of this Agreement in each ensuing year thereafter, unless within sixty (60) days prior to such renewal date, either party to this Agreement shall notify the other party hereto in writing, that said Agreement shall terminate and end at the close of the then current employment term.

3. DUTIES. Employee shall devote all of his business time exclusively to the Employer's business and shall render services to the Employer to the best of his ability for and on behalf of companies receiving services from Employer. The Employee shall comply with all laws, statutes, ordinances, rules and regulations relating to the performances of services for the Employer under this Agreement. During the term of this Agreement, Employee shall serve as Chief
Executive Officer of companies receiving service from Employer, and in that capacity shall, subject to the control of the Members of those companies, generally supervise, plan and direct the business and affairs and shall, in the absence of the Chairman of the Board of Directors, or in the event of his inability or refusal to act, preside at all meetings of the shareholders of such companies and of the Members of such companies. During the term of this Agreement, the Employee shall not, at any time or place, directly or indirectly engage in the same business in which the Employer is engaged for any other person or entity to any extent whatsoever, other than to the extent required by the terms and conditions of this Agreement.

4.     COMPENSATION.
       -------------

     a. During the term of this Agreement, the Employee shall be paid an annual base salary by Employer for the services rendered to Employer by Employee, as prescribed above, in the amount of TWO HUNDRED TWENTY THOUSAND FOUR HUNDRED AND NO/100 DOLLARS ($220,400.00) per year. This salary shall be payable to Employee in twelve (12) monthly installments of EIGHTEEN THOUSAND THREE HUNDRED SIXTY-SIX AND 67/100 ($ 18,366.67) per month for each month during which services are rendered by Employee to Employer during the term of this Agreement. The base salary of TWO HUNDRED TWENTY THOUSAND FOUR HUNDRED AND NO/100 DOLLARS ($220,400.00) to be paid by Employer to Employee each year during the term of this Agreement shall be increased annually in an amount equal to any increase in the cost of living as determined in accordance with the formula set forth below in this subparagraph a.

     (i) As promptly as practicable at the end of each year during the original or extended term of this Agreement, Employer shall compute the increase, if any, in the cost of living, using as the basis of such computation the "Consumer Price Index- Urban Wage Earners (1967 = 100)," (the "Index"), as published by the Bureau of Labor Statistics of the United States Department of Labor.

     (ii) The Index number in the column for Oklahoma City, Oklahoma entitled "all items" for the month which includes the Effective Date of this Agreement, shall be the Base Index Number ("BIN") and the corresponding Index number for the month preceding the anniversary month of the Effective Date of this Agreement for each year during the initial term hereof or any renewal thereof, shall be the Current Index Number ("CIN").

(iii) The increase in the cost of living on each anniversary of this Agreement shall be determined by dividing the CIN by the BIN, and subtracting the integer 1 from the quotient, in accordance with the following formula:

                   Increase to cost of living = (CIN/BIN) - 1

     (iv) the percentage of increase in the cost of living, determined in the foregoing manner, shall then be multiplied by the current base salary, the product of which shall be the amount of annual increase, if any, in the Employee's base salary to be determined by this subparagraph. The amount so determined shall be added to the amount of the current salary and shall be payable to Employee in twelve (12) equal installments during the ensuing year. This calculation of adjustment to base salary shall be made for each year during the term of this Agreement or any renewal term thereof.

     (v) Appropriate adjustments shall be promptly made in case there is a published amendment of the Index figures upon which the foregoing computation is based. Any portion of the increase retroactively due as a result of such an adjustment shall be payable within five (5) days after the computation of the adjustment has been made hereunder.

     (vi) If publication of the Consumer Price Index is discontinued for any reason, the Employer and Employee shall accept comparable statistics on the cost of living for the City of Oklahoma City, Oklahoma, as computed and published by an agency of the United States of America, or by a responsible financial periodical of recognized authority to be mutually selected, at such time, by the Employer and the Employee.


     b. Employer shall pay Employee the amount determined in subparagraph a, above, as adjusted each year for increases in the Index as set forth above, on a monthly basis on the first day of each month, subject to normal salary deductions for the amount so owing, including, but not limited to, those Social Security, Medicare, Federal and state income withholding taxes. Employee's base salary may be increased in the future, other than the annual adjustment for increases in the Index as set forth in subparagraph a above, from time to time, by the action of Employer's Members, based upon Employee's performance and other relevant factors and Employer's Members will review Employee's salary for the purposes of determining any appropriate increase in the base salary of Employee at least annually. In addition, Employer may from time to time, enter into supplemental agreements or memoranda in writing with Employee for the award and payment to him of additional compensation or bonuses upon such terms and conditions as Employer shall deem to be in its best interest and, in the event of the execution by Employer of any such agreement or memorandum, the right of Employee to additional compensation or bonuses shall be determined in accordance with the applicable provisions thereof. In the absence of any such supplemental agreements or memoranda, Employer shall not be obligated to pay to Employee any additional compensation or bonus whatsoever, irrespective of the payments of additional compensation or bonus to Employee in any past or succeeding year, or the payment of additional compensation or bonus to other employees of Employer at the end of the year, but may do so in the sole discretion of Employer's Members, and the determination of Employer's Members, in the exercise of such discretion, with respect to the payment and amount of any additional compensation or bonus to Employee for any fiscal year of Employer if made, shall be final and conclusive.

5. ADDITIONAL EMPLOYEE BENEFITS. In addition to the annual base salary, as adjusted, provided above, Employer agrees to provide to Employee, or reimburse Employee for, the following additional benefits and expenses:

     a. Employer, as an additional inducement to Employee to enter herein, agrees to procure and pay on the Effective Date of this Agreement the full amount of the premiums on a five (5) year level term life insurance policy with a face value of TWO MILLION AND NO/100 DOLLARS ($ 2,000,000.00) insuring the life of the Employee, to be obtained by Employee from a life insurance company of his choosing, and to contain such terms and conditions as Employee may select, in his sole and absolute discretion. The five (5) year level term life insurance policy so obtained pursuant to this subparagraph 6a shall be owned by Employee or his assignee, and Employee, or the assignee of said Employee, shall have the sole and exclusive right to designate the primary and contingent beneficiaries of the proceeds of said policy.

     b. During the term of this Agreement, Employer shall furnish and provide to Employee, at its sole cost and expense, the following described benefits, upon the same basis that Employer accords these same benefits to its other executive employees. In the event Employer does not provide any of the following benefits to its executive employees, it shall not be required to initiate a program solely to provide such benefits to Employee. However, if Employer should at any time in the future provide such benefits to its employees, any such benefits shall also be provided to Employee upon the same basis that it is provided to such other employees of Employer, whether or not such benefit is listed below:

     (i) Hospitalization, Dental, Accident and Major Medical Insurance Benefits to Employee and all members of Employee's immediate family. The opportunity to participate in any group life insurance program on a basis comparable to the participation provided under any plans of such kind to other executive officers of Employer. In any case, Employer will be expected to make contributions toward the cost of such plans for Employee at the same rate and in the same manner as it makes for its other employees of like status who participate therein.

     (ii) The right and opportunity to participate in and become vested under and pursuant to the 401(k) pension and profit sharing plan maintained by Employer or any other qualified pension and profit sharing plans hereafter maintained by Employer upon the same basis accorded to other full-time employees of Employer. The right to participate in the incentive bonus plan maintained by Employer on the same basis provided to other full-time employee of the Employer. In addition, Employer shall provide to Employee such other fringe benefits as may be provided by Employer to its executives, or its other employees, in accordance with the policies heretofore or hereafter adopted by Employer; provided, however, Employee will not be eligible to participate in the Employee Incentive Compensation Pool maintained by Employer for certain of its employees.

     c. In addition to the compensation above set forth, Employee shall also be entitled to reimbursement by Employer for his actual out-of-pocket expenses incurred in the conduct of Employer's business, which shall be limited to ordinary and necessary items and such other valid expenditures as may be determined to be appropriate expenditures on behalf of Employer by its Members, from time to time. The reimbursement of said expenses and the amounts and the extent to which they shall be reimbursed shall be decided on a case-by-case basis by the Members of Employer, as the case may be; provided however, the Members of Employer may, at any time, and from time to time, establish a policy or policies for allowing certain amounts for reimbursements of certain types of specified business expenses, incurred by Employee. Employee shall, in every instance, wherever practical, support any claims for reimbursement for expenses by adequate proof of such expenditure in the form of canceled checks, vouchers, bills, or in any other forms satisfactory to the Members of Employer.

     d. Employee shall be entitled to such period of vacation as may be permitted by the Members of Employer on a case-by-case basis, in its sole discretion, or pursuant to any policy established by the Members of the Employer for the benefit of its executive employees, from time to time, with pay during any one (1) year of the term of this Agreement. Employee agrees that he will take vacation days only at such times that will not unduly interfere with or hamper the operation of Employer's business.

6.     DISABILITY.
       -----------

     a. For purposes of this Agreement, the Employee shall be deemed to be "disabled" or have a "disability" if the Employee shall have an illness, injury or other physical or mental condition which results in the Employee's inability to perform substantially the duties he performed in his employment capacity for Employer under this Agreement to the extent he was performing such duties immediately prior to the commencement of such condition.

     b. If the Employee shall be disabled for not more than ninety (90) days during any twelve (12) month period of the term of this Agreement, then the

Employee, during the continuance of such disability, shall remain employed by the Employer hereunder, shall continue to receive his base salary and other compensation pursuant to this Agreement and otherwise shall continue to have all of the rights and be subject to all of the Employee's obligation and duties under this Agreement other than the obligation and duty to render services to Employer otherwise in accordance with this Agreement during the period of such disability.

     c. If the Employee shall be disabled for more than ninety (90) days during any twelve (12) month period during the term of this Agreement, but not more than one hundred twenty (120) days during any twelve (12) month period, then, from and after the expiration of the ninetieth (90th) day of disability and during the continuance of such disability up to and including the day immediately preceding the one hundred twentieth (120th) day, the Employee shall be deemed to have taken a leave of absence from Employer commencing on the ninetieth (90th) day of such disability and, during the continuance of such disability, the following provisions shall apply:

          (i) Employee's base salary shall be apportioned up to and including the ninetieth (90th) day of such disability and from and after the ninetieth
(90th) day of such disability and up to and including the day immediately preceding the one hundred twentieth (120th) day of such disability, the Employer shall pay no salary to the Employee and the Employee shall receive no salary from the Employer.

          (ii) The Employer, in the sole discretion of its Members, shall have the right and power to remove the Employee from the position of Chief Executive Officer of the Employer, or to delegate all or any portion of the Employee's duties, as Chief Executive Officer of the Employer, to one (1) or more other employees of the Employer.

          (iii) The Employee shall otherwise have all of the rights and be subject to all of the Employee's obligations and duties under this Agreement, except that the Employee shall have no obligation or duty to render services to the Employer otherwise in accordance with this Agreement during such period of time; provided that Employer shall be excused from providing any insurance coverage or benefits which, by reason of the Employee's disability, the Employer shall not be able to obtain, continue or maintain at substantially the same cost or expense or substantially the same terms and conditions that the Employer was able to obtain, continue or maintain immediately prior to the commencement of the Employee's disability.

     d.     If  the  Employee shall be disabled for more than one hundred twenty
(120) days in any twelve (12) month period during the term of this Agreement, the employment of the Employee hereunder shall cease and terminate pursuant to the provisions of Paragraph 9 below.

     e. If Employer and Employee are unable to agree whether the Employee is disabled within the meaning of this Paragraph 7, then this issue shall be submitted to arbitration in the manner provided for in Paragraph 12 of this Agreement below.

7.     CONFIDENTIAL  INFORMATION.
       --------------------------

     a. Employee acknowledges that in the Employee's employment hereunder, the Employee will be making use of, acquiring and adding to the Employer's trade secrets and its confidential and proprietary information of a special and unique nature and value relating to such matters as, but not limited to, the Employer's business operations, internal structure, financial affairs, programs, software, systems, procedures, manuals, confidential reports, lists of investors and prospective investors and sales and marketing methods, as well as the amount, nature and type of services, equipment and methods used and preferred by the Employer and its investors, all of which shall be deemed to be confidential information. The Employee acknowledges that such confidential information has been and will continue to be of central importance to the business of Employer. Accordingly, during the initial term and any renewal term of this Agreement and for a period of five (5) years from and after leaving the employ of Employer for any reason whatsoever, the Employee shall not, for any purpose whatsoever, directly or indirectly, divulge or disclose to any person or entity any of such confidential information which was obtained by Employee as a result of Employee's employment with Employer or any trade secrets of the Employer, but shall hold all of the same confidential and inviolate.

     b. All contracts, agreements, financial books, records, instruments and documents; investor lists, memoranda, data, reports, programs, software, tapes, rolodexes, telephone and address books, letters, research, cardex, listings, programming and any other instruments, records or documents relating or pertaining to the business of the Employer (collectively the "Records") shall at all times be and remain the property of Employer. Upon termination of this Agreement and the Employee's employment under this Agreement for any reason whatsoever; the Employee shall return to Employer all Records (whether furnished by Employer or prepared by Employee).

     c. All inventions and other creations, whether or not patented or copyrightable, and all ideas, reports and other creative works, including, without limitation, computer programs, manuals and related materials, made or conceived in whole or in part by the Employee while employed by the Employer which relate in any manner whatsoever to the business, existing or proposed, of Employer or any other business or research or development effort in which Employer or any of its subsidiaries or affiliates engages in during Employee's employment by Employer will be disclosed promptly by the Employee to the Employer and shall be the sole and exclusive property of Employer.

8. TERMINATION OF EMPLOYMENT. In addition to the option and right of Employer and Employee to elect not to renew the term of this Agreement in accordance with the procedure set forth in Paragraph 2 above, this Employment Agreement shall be terminated only upon the happening of one (1) or more of the following events:

     a. Employer shall be entitled to terminate the Employee's employment hereunder for cause upon the occurrence of any one (1) or more of the following events:

     (i)     the  voluntary  or  involuntary  dissolution  of  Employer;

          (ii) the voluntary or involuntary liquidation of winding-up of Employer;

          (iii) the death of Employee, or the disability of Employee for more than one hundred twenty (120) days in any twelve (12) month period of time during the term of this Agreement pursuant to the provisions of Paragraph 7 of this Agreement, above;

          (iv) the conviction of Employee for a felony or other crime involving moral turpitude, or which otherwise results in material injury to Employer;

          (v) the deliberate and intentional refusal (except by reason of disability) by Employee to devote the amount of business time required to perform his duties, as described in Paragraph 3 above, after failure to cure such refusal or problem within thirty (30) days after receiving written notice detailing the alleged refusal or cause for such dismissal under this subparagraph from Employer.

          (vi) if Employee is placed in bankruptcy, whether voluntary of involuntary (if involuntary only if the petition is not discharged within a period of ninety (90) days after filed), or Employee makes an assignment for the benefit of his creditors.

          If Employee dies during the term of this Agreement, any monthly salary due Employee under this Agreement shall be paid to the person or entity designated by Employee, or in the absence of such written designation, to the person or entity designated in Employee's Last Will and Testament or, in absence thereof, to his surviving spouse or, if none, to his estate.

     b. Employer may terminate the employment of Employee under this Agreement, without cause, at any time during the term of this Agreement, to be effective not less than sixty (60) days from delivery of written notice of such termination without cause by Employer to Employee. Without cause includes termination as a result of a change in control of any company for which Gulfport Energy Corporation provides management services that results in the termination of Employee.

     c. Employee may voluntarily terminate his employment under this Agreement with Employer, with or without cause, effective not less than sixty
(60) days from delivery of written notice of such termination by Employee to Employer.

     d. Upon termination of the Employee's employment under this Agreement pursuant to this Paragraph 8, neither party shall thereafter have any further rights, duties or obligations under this Agreement, except as otherwise specifically provided hereunder, but each party shall remain liable and responsible to the other for all prior obligations and duties hereunder for all acts and omissions of such party, its agents, servants and employees prior to such termination.

9. EMPLOYEE'S RIGHTS TO ADDITIONAL COMPENSATION AND BENEFITS UPON TERMINATION OF HIS EMPLOYMENT BY EMPLOYER WITHOUT CAUSE. If the services of the Employee are terminated by one (1) or more companies receiving management services from Gulfport, and such is without cause pursuant to the provisions of Paragraph 8b of this Agreement above, then, and in that sole event, the Employee shall be entitled to the following rights and benefits:

     a. Any companies receiving management services from Gulfport, shall be required to pay Employee, within ten (10) days of the effective date of the termination of Employee's employment under this Agreement without cause, an amount equal to the immediately preceding twelve (12) month billings attributable to management services provided by the Employee on behalf of Gulfport, to that company which receives management services from Gulfport. This pro rata amount or percentage will then be applied to the value of the base salary of the Employee as derived from the provisions of Paragraph 4 of this Agreement above.

     b. The five (5) year level term life insurance policy which Employer maintains on the life of Employee in the face amount of Two Million and No/100 Dollars ($2,000,000.00) as it is required to do pursuant to the provisions of Paragraph 6a of this Agreement, above, will remain in full force and effect as provided in aforementioned portion of this Agreement, without regard to partial termination without cause, of the Employee's services by one or more companies of Gulfport Energy Corporation.

     c. Upon the effective date of termination without cause, of the Employee's services by one (1) or more companies receiving management services from Gulfport Energy Corporation, all portions of the Options which have been granted to Employee under the terms and conditions of any Stock Option Agreement granted by a company serviced by Gulfport Energy Corporation, shall remain in full force and effect.

10. REIMBURSEMENT OF DISALLOWED EXPENSES. If any expenses paid by Employer for Employee or any reimbursement of expenses by Employer to Employee shall, upon audit or other examination of the income tax returns of Employer, be determined to be not allowable deductions from the gross income of Employer and such determination shall be acceded to by Employer, or such determination shall be made final by the appropriate state or federal taxing authority or a final judgment of a court of competent jurisdiction, and no appeal shall be taken therefrom, or the applicable period for the filing of a notice of appeal shall have expired, then, and in such event, Employee shall rebate to the Employer the dollar amount of such disallowed expenses. Such repayment may not be waived by the Employer.

11. BINDING ARBITRATION. Unless both Employer and Employee expressly agree otherwise in writing, all disputes relating to this Agreement, or any breach thereof or the meaning and effect of any term and provisions hereof, shall be submitted to binding arbitration by Employer and Employee pursuant to the Oklahoma Uniform Arbitration Act, 15 O.S. 801, et seq. (the "Act") and in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "Rules"). In the event a dispute arises which cannot be informally resolved by the parties hereto, a panel of three (3) arbitrators shall be selected to settle the dispute. Within twenty (20) days following the demand by either party for arbitration of a dispute arising under this Agreement, Employer shall appoint an arbitrator knowledgeable and experienced in the subject matter of the dispute and Employee shall appoint an arbitrator knowledgeable and experienced in the subject matter of the dispute. The two (2) arbitrators so appointed shall together appoint a third (3rd) arbitrator also knowledgeable and experienced with the subject matter of the dispute within twenty (20) days following the appointment of the last arbitrator selected by Employer and Employee. In the event that the two (2) arbitrators selected by the parties hereto are unable to mutually select a third (3rd) arbitrator within the twenty (20) day period, the third (3rd) arbitrator shall be selected by the then presiding judge of the Oklahoma County, Oklahoma District Court. If the presiding judge of the Oklahoma County, Oklahoma District Court is unable or unwilling to make such selection, the parties will request that the Chief U.S. District Judge of the U.S. District Court for the Western District of Oklahoma make such selection. The panel of three (3) arbitrators shall then determine a time and a place for the hearing and shall notify the parties in writing personally or by registered mail no less than twenty (20) days before the hearing. The arbitrators will hear the dispute in accordance with the Act and the Rules. Each party shall be entitled to be represented by counsel. A majority of the arbitrators shall render a final award within twenty (20) days following the conclusion of the hearing which shall be final and binding upon the parties hereto. The expenses and fees of the third (3rd) arbitrator, whether mutually selected by the first two (2) arbitrators or appointed as set forth above, shall be divided equally between the parties. Each party shall be solely responsible for the expenses and fees of the arbitrator whom it selected. The arbitrators may include, as part of any award, for the recovery of attorney's fees by the prevailing party. All other expenses incurred in the conduct of the arbitration shall be divided equally between the parties. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

12.     MISCELLANEOUS  PROVISIONS.

     a. This Agreement shall be binding upon, and shall inure to the benefit of Employer and Employee, and their respective heirs, personal and legal representatives, successors and assigns.

     b. In view of the fact that the principal offices of Employer are located in the State of Oklahoma, and the services to be rendered herein are to be substantially rendered in the State of Oklahoma, it is understood and agreed by the parties hereto that the construction and interpretation of this Agreement shall at all times and in all respects be governed by the laws of the State of Oklahoma.

     c. All notices required or permitted herein must be in writing and shall be deemed to have been duly given on the date of service if served personally or by telecopy, telex, or other similar communication to the party or parties to whom notice is to be given, on the next day if notice is effected by overnight mail service, or on the third (3rd) business day after mailing, if mailed to the party or parties to whom notice is to be given by registered or certified mail, return receipt requested, postage prepaid, to the address of such party, as set forth in the first paragraph of this Agreement, or to such other addresses as any party to this Agreement may designate to the other from time to time for this purpose. Any communication which is mailed by overnight mail of sent by telecopy or telex shall be confirmed immediately, but failure to so confirm shall not affect the effectiveness of such notice from and after the day on which such notice is actually received.

     d. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     e. This Agreement contains the entire agreement and understanding by and between Employer and Employee with respect to Employee's employment by Employer as herein described, and supersedes all prior agreements and understandings between the parties to this Agreement, relating to the subject matter of this Agreement. No change or modification of this Agreement shall be valid or binding unless the same is in writing and signed by the party intending to be so bound. No waiver or any provision of this Agreement shall be valid unless the same is in writing and signed by the party against whom such waiver is sought to be enforced. Moreover, no valid waiver of any provision of this Employment Agreement, at any time shall be deemed to be a waiver of any other provision of this Employment Agreement at such time, or will be deemed a valid waiver of such provision at any other time.

     f. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which shall constitute but one and the same instrument.

     g. Time shall be of the essence with respect to the performance by the parties hereto of their respective obligations hereunder.

     IN WITNESS WHEREOF, Employer and Employee have duly executed this Employment Agreement as of the day and year first above written to be effective as of the date stated in the first paragraph above.

                              Gulfport  Energy  Corporation
                              an  Oklahoma  corporation


                              By:/s/Gulfport Energy Corporation
                                 -------------------------------

                              "EMPLOYER"





                              By:/s/Mike Liddell
                                 -------------------------------
                                   MIKE  LIDDELL

                              "EMPLOYEE"